Exhibit 99.1
June 30, 2023

Helmerich & Payne, Inc. Announces the
Appointment of New Director

TULSA, Okla. — June 30, 2023 (BUSINESS WIRE)-- Helmerich & Payne, Inc. (NYSE: HP) today announced that Elizabeth Killinger was appointed to the Company’s Board of Directors.

Killinger is currently Executive Vice President, NRG Home, a division of NRG Energy, Inc. (NYSE: NRG), which provides residential power and gas services to millions of customers through multiple brands and channels in the United States and Canada. She has over 30 years of domestic and international experience in the energy and services industries, including 20 years with NRG and its predecessors. Prior to joining NRG, Killinger spent a decade providing strategy, management and systems consulting to energy, oilfield services and retail distribution companies across the U.S. and Europe.

Chairman of the Board, Hans Helmerich stated, “We are pleased to have Elizabeth join our Board of Directors and look forward to her contribution. We believe the knowledge and insight she has gained throughout her 30 years of experience within the domestic and international energy and services industry will enable her to provide valuable insight and guidance to our Board and H&P.”

With Killinger’s appointment, H&P’s Board has expanded to include 11 members.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. is committed to delivering industry leading drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for our customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. For more information, visit www.helmerichpayne.com.

Helmerich & Payne uses its website as a channel of distribution for material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com.

# # #

IR Contact:
Dave Wilson, Vice President of Investor Relations
918-588-5190
investor.relations@hpinc.com